EXHIBIT 23

                         Consent of Independent Auditors

The Savings Plan Committee
CDI Corporation:

We consent to incorporation by reference in the Registration Statement No. 333-65879 on Form S-8 of CDI Corp. of our report dated June 18, 1999, relating to the statements of net assets available for plan benefits of the CDI Corporation 401(k) Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1998 Annual Report on Form 11-K.


/s/KPMG LLP
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KPMG LLP
Philadelphia, PA
June 28, 1999